UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 26, 2017

Stemcell Holdings, Inc.

(Name of Small Business Issuer in its charter)

Delaware	000-55583	36-4827622
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

C/O Stemcell Co., Ltd., 5-9-15-3F, Minamiaoyama

Minato-ku, Tokyo, 107-0062, Japan

(Address of Principal Executive Offices)

Telephone: +81-3-3400-0707

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On May 23, 2017, the Board of Directors (the "Board") of Stemcell Holdings, Inc. (the "Company") approved the resignation of Mr. Takaaki Matsuoka as our Chief Financial Officer (the “CFO”). The resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices. The resignation is effective May 26, 2017.

On May 23, 2017, the Board approved the appointment of Ms. Erika Nakazawa as our Chief Financial Officer, with an effective date of appointment on May 26, 2017.

Ms. Erika Nakazawa, Age 52 - Chief Financial Officer

Background of Ms. Erika Nakazawa

Ms. Nakazawa was appointed Chief Financial Officer of the Company on May 26, 2017. She brings to her role her financial, strategic and international commercial acumen with extensive experience in investment banking, primarily in M&A. She has held many leadership positions, managing and restructuring businesses in the pharmaceutical, financial services and retail industries. She served as Senior Director, Finance & Treasurer (2010-2012), subsequently Senior Director, Supply Chain Management (2012-2013) at McDonald’s Japan. She has also served as Director, Corporate Treasury at General Electric International Inc. (2008-2010) and Head of Treasury & Investor Relations (2003-2005) and Chief Financial Officer, OTC (2006-2007) at Novartis Pharma. From 1993 to 2001, she served as vice president, Global M&A at JP Morgan Chase.  Ms. Nakazawa has received a Master of Science in Management from the London Business School, Sloan Programme (2001). Most recently, she has been independently providing advisory services encompassing M&A, business restructuring, post-merger integration, pre-IPO and investor relations for both established and growing businesses.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments at Stemcell Holdings, Inc.

Item 8.01 Other Events.

Appointment of the New Officer of the Wholly Owned Subsidiary

On May 26, 2017, Ms. Erika Nakazawa was appointed as the CFO of Stemcell Co., Ltd., a Japan Corporation, which is our wholly owned subsidiary.

Item 9.01. Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stemcell Holdings, Inc.

Dated: May 26, 2017

By: /s/ Takaaki Matsuoka

Takaaki Matsuoka

President, CEO and Director